Exhibit 10.51

Memorandum of Understanding and Agreement for Technical

Services and Short-Term Funding

Parties:	MJ Holdings, Inc will provide the expertise and personnel (Technical Services) and Short-Term Funding (Funding).
Red Earth, LLC will be the recipient of the needed Technical Services and the Funding.

Project: Red Earth owns License No. RC012 / Certificate No. C012 (the License) and intends to operate a cultivation facility (the Facility) at 2310 Western Ave, Las Vegas, NV 89102 (Western).

History: Pursuant to that Stipulation and Order for Settlement (The CCB Order) entered by the Nevada Cannabis Control Board (CCB) on July 14, 2021, MJ Holdings, Inc was required to transfer ownership of Red Earth to its original owner. Compliance with The Order was required by not later than August 26, 2021. MJ Holdings complied with the Order in a timely manner.

Upon the transfer of MJ’s interest in Red Earth, it was acknowledged that the License held by Red Earth had value (potentially in excess of $2M) that could only be realized if Red Earth could obtain the funds (by capitalization or loan) to activate the license and either operate with the License or sell the License and Facility. It is estimated that the funds necessary to activate the License and get the Facility operational is between $175,000 and $225,000. The Parties also acknowledged that certain expertise is required in order to make the Facility at Western operational. As such, MJ Holdings and Red Earth agreed that:

1. MJ Holdings will provide necessary funding, as described above on an as needed basis as a short-term loan. Each increment of funding is subject to review and approval by MJ. Interest shall accrue on any unpaid amounts from the date of billing at the rate of 12% per annum. Should payment not be made in full as required under paragraph 4, below, default interest shall accrue from the date of default at 18% per annum.

2. MJ Holdings will provide pre-opening Technical Services to the project at $5,000 per month. If post opening Management Services are required, the Services Fee will be increased to $7,500 per month.

3. Interest on all and each of the Amounts Due shall bear interest at the rate of 12% per annum.

4. All Funding and Fees and any ancillary costs, including attorneys’ fees incurred by MJ are to be paid in full upon closing upon the sale, capitalization, financing, refinancing (Sale and/or Financial Event) of Red Earth and/or of its License. the capitalization, financing or refinancing of the entity or the license in whole or in part (the Closing) or on August 31, 2023, whichever shall first occur. If a Closing shall first occur, such Amounts Due shall be paid at the time of Closing out of the proceeds of the Closing as a priority expense. Red Earth shall notify MJ of any agreement for Sale and/or Financial Event including providing the contact information for the parties to that Event, the Date of Closing, Escrow Agent, Attorney for each party, etc., such that MJ can provide the appropriate estoppel information to facilitate getting paid at Closing.

This Agreement is governed by the laws of the State of Nevada, Jurisdiction for any action arising under this Agreement shall be in a court of competent jurisdiction is Clark County, NV. The prevailing party in any action deriving from this agreement shall be entitled to recover reasonable attorneys’ fees for collection efforts both pre and post litigation, litigation and on appeal.

MJ Holdings, Inc	Red Earth, LLC

Roger J Bloss, CEO	Paris Balaouras, Pres
Dated: August 1, 2021	Dated: August 1, 2021